As filed with the Securities and Exchange Commission on November 12, 2008

Registration No. 333-126291

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMPEX CORPORATION

(formerly Ampex Incorporated)

(Exact name of registrant as specified in its charter)

Delaware	13-3667696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1228 Douglas Avenue

Redwood City, CA 94063

(650) 367-4111

(Address of principal executive offices, including zip code)

AMPEX CORPORATION 1992 STOCK INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

Joel D. Talcott, Esq.

Ampex Corporation

1228 Douglas Avenue

Redwood City, CA 94063

(650) 367-3330

(Name, address and telephone number, including area code, of agent for service)

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement amends the Registration Statements on Form S-8 and the Post-Effective Amendments thereto listed below (together, the “Registration Statements”), which were filed by Ampex Corporation (the “Company”) to register shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Stock”), reserved for issuance under the Ampex Corporation 1992 Stock Incentive Plan, as amended (the “Stock Incentive Plan”):

1.	Form S-8 Registration Statement (File No. 33-77664) filed on April 12, 1994 to register 37,500 shares (as adjusted) of Class A Stock reserved for issuance under the Stock Incentive Plan;

2.	Form S-8 Registration Statement (File No. 33-92640) filed on May 23, 1995 to register 75,000 additional shares (as adjusted) of Class A Stock reserved for issuance under the Stock Incentive Plan;

3.	Form S-8 Registration Statement (File No. 333-05623) filed on June 10, 1996 to register 100,000 additional shares (as adjusted) of Class A Stock reserved for issuance under the Stock Incentive Plan;

4.	Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-05623) filed on August 30, 1996 to reflect amendments to the Stock Incentive Plan made in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended;

5.	Form S-8 Registration Statement (File No. 333-81534) filed January 29, 2002 to register 200,000 additional shares (as adjusted) of Class A Stock reserved for issuance under the Stock Incentive Plan; and

6.	Form S-8 Registration Statement (File No. 333-126291) filed June 30, 2005 to register 300,000 additional shares of Class A Stock reserved for issuance under the Stock Incentive Plan, and to reflect amendments to the Stock Incentive Plan made to conform the Plan to new Section 409A of the Internal Revenue Code.

Adjustments to the numbers of shares set forth above reflect the Company’s one-for-twenty reverse stock split in 2003.

On March 30, 2008, the Company and certain of its U.S. subsidiaries (together, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court “) (Case No. 08-11094). On July 31, 2008, the Bankruptcy Court confirmed the Debtors’ First Modified Third Amended Joint Plan of Reorganization dated July 31, 2008 (the “Plan of Reorganization”). On October 3, 2008, all conditions to consummation of the Plan of Reorganization were satisfied or waived, the Plan of Reorganization became effective and the Company emerged from chapter 11. Pursuant to the Plan of Reorganization, the Company cancelled and extinguished, as of October 3, 2008, all of its then-outstanding equity interests, including all shares of its Class A Stock and all stock options to purchase Class A Stock granted under the Stock Incentive Plan.

The Company hereby removes from registration all shares of Class A Stock which have not been sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California on November 12, 2008.

AMPEX CORPORATION

By:	/s/ D. Gordon Strickland
D. Gordon Strickland Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ D. Gordon Strickland D. Gordon Strickland	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2008

/s/ Christopher Lake Christopher Lake	Vice President, Chief Financial Officer and Treasurer (Principal Chief Financial Officer)	November 12, 2008

/s/ Ramon C. H. Venema Ramon C. H. Venema	Vice President (Controller and Principal Accounting Officer)	November 12, 2008

/s/ Donald L. Hawks III Donald L. Hawks III	Director	November 12, 2008

/s/ Raymond F. Weldon Raymond F. Weldon	Director	November 12, 2008

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